Exhibit 99.1

Atlantic Power Limited Partnership

Consolidated Financial Statements

(In millions of Canadian dollars)

Years ended December 31, 2012 and 2011

Atlantic Power Limited Partnership

Consolidated Financial Statements

Years ended December 31, 2012 and 2011

KPMG LLP
345 Park Avenue
New York, NY 10154-0102

Independent Auditors’ Report

The Board of Directors

Atlantic Power Limited Partnership:

We have audited the accompanying consolidated financial statements of Atlantic Power Limited Partnership and its subsidiaries (the Partnership), which comprise the consolidated statements of financial position as of December 31, 2012 and the related consolidated statements of income (loss), comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
(“KPMG International”), a Swiss entity.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlantic Power Limited Partnership and its subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

New York City, NY

June 25, 2013

KPMG LLP	Telephone	(780) 429-7300
Chartered Accountants	Fax	(780) 429-7379
10125 – 102 Street	Internet	www.kpmg.ca
Edmonton AB T5J 3V8
Canada

INDEPENDENT AUDITORS’ REPORT

To the Directors of Atlantic Power Limited Partnership (formerly Capital Power Income L.P.)

We have audited the accompanying consolidated financial statements of Atlantic Power Limited Partnership, which comprise the consolidated statements of financial position as at December 31, 2011, the consolidated statements of income, comprehensive income (loss), changes in equity and cash flows for the year ended December 31, 2011, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Atlantic Power Limited Partnership as at December 31, 2011 and its consolidated financial performance and its consolidated cash flows for the year ended December 31, 2011 in accordance with International Financial Reporting Standards.

Chartered Accountants

June 29, 2012

Edmonton, Canada

Atlantic Power Limited Partnership

Consolidated Statements of Income (Loss)

(In millions of Canadian dollars)

	Years ended December 31,
	2012	2011
Revenues (note 2)	$434.1	$505.3
Cost of fuel	185.5	224.6
Operating and maintenance expense (note 5)	105.4	101.3
	143.2	179.4
Other costs
Depreciation and amortization (note 5)	123.6	94.1
Administrative and other expenses (note 5)	15.4	44.8
Finance expense (note 6)	38.9	43.0
Loss before income tax benefit	(34.7)	(2.5)

Income tax benefit (note 7)	(13.3)	(6.9)
Net income (Loss)	(21.4)	4.4

Attributable to:
Equity holders of the Partnership	(35.1)	(9.6)
Preferred share dividends of a subsidiary company (note 20)	13.7	14.0
	$(21.4)	$4.4

See accompanying notes to consolidated financial statements

Atlantic Power Limited Partnership

Consolidated Statements of Comprehensive Income

(In millions of Canadian dollars)

	Years ended December 31,
	2012	2011

Net income (Loss)	$(21.4)	$4.4

Other comprehensive income (loss)
Cash flow hedges:
Amortization of deferred gains on derivative instruments de-designated as cash flow hedges to income (1)	—	(0.5)
Unrealized gains (losses) on derivative instruments designated as cash flow hedges (note 17)(2)	20.5	(13.0)
Effective portion of cash flow hedges reclassified to income for the period (note 17)(6)	13.7
Ineffective portion of cash flow hedges reclassified to income for the period (note 17)(3)	—	1.1
Net investment in foreign operations:
Gains (losses) on translating investment in foreign operations(4)	2.8	12.1
Reclassification of cumulative translation adjustments of disposed plants (note 4)	—	2.6
Available for sale financial asset:
Net change in fair value of investment(5)	2.0	0.8
Reclassified to income for the period	(9.6)	—
	29.4	3.1

Total comprehensive income for the period:	$8.0	$7.5

Attributable to:
Equity holders of the Partnership	$(5.7)	$(6.5)
Preferred share dividends of a subsidiary company (note 20)	13.7	14.0
	8.0	7.5

(1) Net of income tax of $nil.

(2) Net of income tax of $1.5 million (2011 - $3.4 million).

(3) Net of income tax of $nil.

(4) Net of income tax of $.6 million (2011 - $0.4 million).

(5) Net of income tax of $.5 million (2011 - $1.1 million).

(6) Net of income tax of $3.4 million (2011 - $nil).

See accompanying notes to consolidated financial statements.

Atlantic Power Limited Partnership

Consolidated Statements of Financial Position

(In millions of Canadian dollars)

	December 31,	December 31,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$11.3	$33.6
Trade and other receivables (note 8)	69.4	64.6
Inventories (note 9)	15.5	13.6
Prepayments and other	8.2	4.6
Derivative assets (note 17)	0.7	3.6
	105.1	120.0

Non-current assets:
Derivative assets (note 17)	10.9	15.8
Other financial assets (note 10)	34.9	71.2
Deferred tax assets (note 7)	26.2	13.8
Intangible assets (note 13)	407.0	467.1
Property, plant and equipment (note 11)	1,047.6	1,118.1
Goodwill (note 12)	23.6	24.1
Total assets	$1,655.3	$1,830.1

Liabilities and partners’ equity
Current liabilities:
Trade and other payables (note 14)	$73.7	$60.9
Derivative liabilities (note 17)	24.4	28.2
	98.1	89.1

Non-current liabilities:
Derivative liabilities (note 17)	80.9	83.7
Loans and borrowings (note 15)	619.3	630.9
Deferred tax liabilities (note 7)	123.3	143.1
Decommissioning provision (note 16)	56.8	57.8
Other liabilities	6.2	2.1
	984.6	1,006.7

Equity attributable to equity holders of the Partnership
Partners’ capital (note 18)	1,078.6	1,225.6
Accumulated deficit	(585.4)	(550.3)
Accumulated other comprehensive loss	(42.6)	(72.0)
Total partners’ equity	450.6	603.3
Non-controlling interest (note 20)	220.1	220.1
Total equity	670.7	823.4
Total liabilities and partners’ equity	$1,655.3	$1,830.1

See accompanying notes to consolidated financial statements.

Atlantic Power Limited Partnership

Consolidated Statements of Changes in Equity

(In millions of Canadian dollars)

	Partnership	Cumulative	Available for sale	Cash flow		Equity attributable to	Non-controlling
	capital	translation account	financial assets	hedges	Deficit	the Partnership	interests	Total

Equity as at January 1, 2012	$1,225.6	$(14.9)	$7.6	$(64.7)	$(550.3)	$603.3	$220.1	$823.4
Net income	—	—	—	—	(35.1)	(35.1)	13.7	(21.4)
Other comprehensive income (loss):
Unrealized gains on derivative instruments designated as cash flow hedges	—	—	—	20.5	—	20.5	—	20.5
Effective portion of cash flow hedges reclassified to income	—	—	—	13.7	—	13.7	—	13.7

Loss on translating investment in foreign operations	—	2.8	—	—	—	2.8	—	2.8
Reclassified to income for the period	—	—	(9.6)	—	—	(9.6)	—	(9.6)
Net change in fair value of investment	—	—	2.0	—	—	2.0	—	2.0
Other comprehensive income (loss):	—	2.8	(7.6)	34.2	—	29.4	—	29.4
Total comprehensive income (loss)	—	2.8	(7.6)	34.2	(35.1)	(5.7)	13.7	8.0

Distributions	(147.0)	—	—	—	—	(147.0)	—	(147.0)
Preferred share dividends paid	—	—	—	—	—	—	(13.0)	(13.0)
Tax on preferred share dividends	—	—	—	—	—	—	(0.7)	(0.7)
Equity as at December 31, 2012	$1,078.6	$(12.1)	$—	$(30.5)	$(585.4)	$450.6	$220.1	$670.7

						Equity	Non-
	Partnership	Cumulative	Available for sale	Cash flow		attributable to the	controlling
	capital	translation account	financial assets	hedges	Deficit	Partnership	interests	Total

Equity as at January 1, 2011	$1,227.6	$(29.6)	$6.8	$(52.3)	$(782.9)	$369.6	$220.3	$589.9
Net income	—	—	—	—	(9.6)	(9.6)	14.0	4.4
Other comprehensive income (loss):
Amortization of deferred gains on de-designated cash flow hedges	—	—	—	(0.5)	—	(0.5)	—	(0.5)
Unrealized gains on derivative instruments designated as cash flow hedges	—	—	—	(13.0)	—	(13.0)	—	(13.0)
Ineffective portion of cash flow hedges reclassified to income	—	—	—	1.1	—	1.1	—	1.1
Loss on translating investment in foreign operations	—	12.1	—	—	—	12.1	—	12.1
Reclass to income of cumulative foreign exchange on disposal		2.6				2.6		2.6
Net change in fair value of investment	—	—	0.8	—	—	0.8	—	0.8
Other comprehensive income (loss):	—	14.7	0.8	(12.4)	—	3.1	—	3.1
Total comprehensive income (loss)	—	14.7	0.8	(12.4)	(9.6)	(6.5)	14.0	7.5

Distributions	—	—	—	—	(82.7)	(82.7)	—	(82.7)
Preferred share dividends paid	—	—	—	—	—	—	(13.1)	(13.1)
Tax on preferred share dividends	—	—	—	—	—	—	(1.1)	(1.1)
Return of capital (note 18)	(121.4)	—	—	—	—	(121.4)	—	(121.4)
Capital contribution (note 18)	105.4	—	—	—	—	105.4	—	105
Issue of Partnership units	14.0	—	—	—	—	14.0	—	14
Sale of Partnership adjustments (note 4)	—	—	—	—	324.9	324.9	—	325
Equity as at December 31, 2011	$1,225.6	$(14.9)	$7.6	$(64.7)	$(550.3)	$603.3	$220.1	$823.4

See accompanying notes to consolidated financial statements.

Atlantic Power Limited Partnership

Consolidated Statements of Cash Flows

(In millions of Canadian dollars)

	Years ended December 31,
	2012	2011
Cash flows from operating activities:
Net income	$(21.4)	$4.4

Non-cash adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization (note 5)	123.6	94.6
Accretion	1.3	3.3
Change in fair value of derivatives	(3.4)	5.8
Effective portion of cash flow hedge losses on settlement	13.4	—
Preferred share dividends paid	(13.7)	(13.1)
Impairments (note 11)	—	—
Loss of disposal of property, plant and equipment	—	(0.5)
Loss on Sale of PERH	9.0	—
Finance expense	38.9	38.9
Income tax benefit	(13.3)	(6.9)
Transaction costs related to the sale of the Partnership (note 4)	—	30.3
Other	0.9	3.9
Income taxes paid	(6.3)	(5.1)
Interest paid	(36.9)	(38.7)
Change in non-cash working capital	23.1	1.2
Net cash provided by operating activities	115.2	118.1

Cash flows provided by (used in) investing activities:
Net proceeds on disposal of North Carolina net assets (note 4)	—	116.7
Purchase of property, plant and equipment and intangible assets	(20.8)	(22.6)
Transaction costs related to the sale of the Partnership (note 4)	—	(30.3)
Proceeds on sale of investment in PERH	30.2	—
Other cash flows from investing activities	—	3.2
Net cash provided by investing activities	9.4	67.0

Cash flows provided by financing activities:
Distributions paid	(146.6)	(76.8)
Return of capital (note 26)	—	(121.4)
Net receipts under credit facilities	—	19.3
Net cash used in financing activities	(146.6)	(178.9)
Foreign exchange losses on cash held in a foreign currency	(0.3)	(0.1)
Net increase in cash and cash equivalents	(22.3)	6.1
Cash and cash equivalents at beginning of period	33.6	27.5
Cash and cash equivalents at end of period	$11.3	$33.6

see accompanying notes to consolidated financial statements.

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

1.           Reporting entity

Atlantic Power Limited Partnership (the “Partnership”) (formerly Capital Power Income L.P.) is a limited partnership created under the laws of the Province of Ontario pursuant to a Partnership Agreement dated March 27, 1997, as amended and restated on November 4, 2009. The Partnership commenced operations on June 18, 1997 and currently has independent power generating facilities in British Columbia, Ontario, California, Colorado, Illinois, New Jersey, New York and Washington State. Its principal place of business is at 3250 Lacey Road Suite 500, Downers Grove, IL 60515. As of November 5, 2011, the Partnership is a wholly-owned subsidiary of Atlantic Power Corporation (“Atlantic Power” or the “Parent”) (note 4); its registered address is One Federal St, Floor 30, Boston, MA 02110.

2.           Significant accounting policies

(a) Basis of presentation

These consolidated financial statements have been prepared by management in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

These consolidated financial statements have been prepared under the historical cost basis, except for the Partnership’s available-for-sale financial instruments, derivative financial instruments and cash and cash equivalents which are stated at fair value. The accounting policies set out below have been applied consistently during the financial reporting period. These consolidated financial statements are presented fairly and thereby approved and authorized to be released on this day June 25, 2013.

(b) Basis of consolidation

These consolidated financial statements include the accounts of the Partnership and its subsidiaries. Subsidiaries are fully consolidated from the date of acquisition, being the date on which the Partnership obtains control, and continue to be consolidated until the date that such control ceases to exist.

All intercompany balances and transactions have been eliminated on consolidation. The financial statements of the subsidiaries are prepared for the same reporting period as the Partnership, using consistent accounting policies.

Non-controlling interests in subsidiaries are identified separately from the Partnership’s equity. The interests of non-controlling interests are initially measured at fair value and do not participate in subsequent changes in equity.

(c) Business combinations and goodwill

The acquisitions of businesses are accounted for using the acquisition method. The consideration for each acquisition is measured at the aggregate of the fair values, at the date of exchange, of assets given, liabilities incurred or assumed, and equity instruments issued by the Partnership in exchange for control of the acquired business. The acquired business’ identifiable assets, liabilities and contingent liabilities are recognized at their fair values at the acquisition date.

To the extent the fair value of consideration transferred exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, goodwill is recognized. To the extent the fair value of consideration paid is less than the fair value of net identifiable tangible assets and intangible assets acquired and liabilities assumed, the excess is recognized immediately into income. Goodwill is not depreciated, but is measured at cost less any accumulated impairment losses. For a further discussion of impairment of goodwill, refer to the accounting policy for impairment of non-financial assets (note 2(h)).

Transaction costs incurred in connection with a business combination, such as legal fees, due diligence fees and other professional and consulting fees are expensed as incurred.

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

(d) Interest in joint venture

The Partnership has an investment in a joint venture, whereby the venturers have a contractual arrangement that establishes joint control over the economic activities of the arrangement. The arrangement has been identified as a jointly controlled asset as the Partnership maintains rights over individual assets and liabilities. The Partnership recognizes its share of those assets and liabilities in accordance with those associated rights and obligations.

(e) Foreign currency translation

Transactions in foreign currencies are translated to the respective functional currencies of the Partnership or the subsidiary concerned, at exchange rates in effect at the transaction date. At each reporting date monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate in effect on the balance sheet date. Other non-monetary assets are not re-translated unless they are carried at fair value. Revenues and expenses are translated at average exchange rates prevailing during the period. The resulting foreign exchange gains and losses are included in the consolidated statements of income, except for available for sale equity investments (see note 2(j)).

The Partnership owns US subsidiaries, whose functional currency has been determined to be US dollars. Assets and liabilities are translated into Canadian dollars at the exchange rate in effect at the reporting date. Revenue and expenses are translated at average exchange rates prevailing during the period. The resulting translation gains and losses are deferred and included in accumulated other comprehensive income until there is a reduction in the Partnership’s net investment in the foreign operations. On disposal of a foreign operation the deferred gain or loss will be reclassified to income.

(f) Property, plant and equipment

Property, plant and equipment is recorded at cost net of accumulated depreciation and any accumulated impairment losses.

Costs that are capitalized include contracted services, materials, borrowing costs on qualifying assets, directly attributable labor and overhead costs and asset retirement costs. When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

The costs of replacing a part of an item of property, plant and equipment is capitalized if it is probable that the future economic benefits of the part will flow to the Partnership and that its cost can be measured reliably. The carrying amount of the replaced part is derecognized. Costs of day-to-day servicing are recognized in the consolidated statements of income as incurred.

The Partnership capitalizes interest during construction on its property, plant and equipment and intangible assets to provide for the costs of borrowing on its construction activities. Where project specific debt is not used to finance construction, interest is applied during construction using the weighted average cost of debt incurred on the Partnership’s external borrowings used to finance qualifying assets. Qualifying assets are those which necessarily take a significant amount of time to get ready for their intended use.

Gains and losses on the disposal of an item of property, plant and equipment are determined as the difference between the net disposal proceeds and the carrying amount at the date of disposal and are recognized into net income as part of depreciation and amortization.

Depreciation is charged to net income on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment, since this most closely reflects the expected pattern of consumption of the asset. Major components of property, plant and equipment are depreciated separately over their respective useful lives. Land and construction work in progress are not depreciated. The estimated remaining useful lives for generation plant and equipment, vehicles, and furniture & fixtures range from two to fifty years. The estimated useful lives, residual values and method of depreciation are reviewed on an annual basis. Any changes are adjusted on a prospective basis.

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

(g) Intangible assets

Intangible assets are recorded at cost net of accumulated amortization and any accumulated impairment losses.

Amortization is charged to net income on a straight-line basis to write-off the cost less the estimated residual value over the estimated remaining term of the agreement or in line with the life of the related generating plant to which it relates. The estimated remaining useful lives range from one to seventeen years.

Estimated useful lives, methods of amortization and residual values are reviewed annually, and adjusted prospectively if required.

Gains or losses on the disposal of intangible assets are determined as the difference between the net disposal proceeds and the carrying amount of the asset, and are recognized into net income as other operating income or other operating costs.

(h) Impairment of non-financial assets

For the purpose of impairment testing, assets that cannot be tested individually are grouped together into a cash generating unit (CGU), which is the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets. For the purposes of goodwill impairment testing, goodwill acquired in a business combination is allocated to the CGU, or the group of CGUs, that is expected to benefit from the synergies of the combination. This allocation is subject to an operating segment ceiling test and reflects the lowest level at which that goodwill is monitored for internal reporting purposes.

Items of property, plant and equipment and intangible assets are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount exceeds its recoverable amount.

Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired, at the CGU. Goodwill is tested by comparing the recoverable amount of the CGU to which the goodwill relates to the carrying amount, including goodwill, of the CGU. For the purpose of impairment testing, goodwill acquired in an acquisition is, from the date of acquisition, allocated to each of the Partnership’s CGUs that are expected to benefit from the acquisition.

The recoverable amount of an asset or CGU is considered to be the higher of its value in use and its fair value less cost to sell. In assessing value in use, the estimated future cash flows are discounted using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU. The fair value less costs to sell is based on estimated market values based on actual market transactions, if available, or a valuation model is used.

The Partnership’s corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

An impairment loss is recognized if it is determined that the estimated recoverable amount of an asset or CGU is less than the net carrying amount. The impairment loss will be recorded as the excess of the carrying amount of the asset over its recoverable amount. Impairment losses recognized in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the CGUs, and then to reduce the carrying amounts of the other assets in the CGUs on a pro rata basis.

At the end of each reporting period the Partnership makes an assessment as to whether there is any indication that previously incurred impairment losses no longer exist. If such an indication exists, the Company estimates the asset’s or CGU’s recoverable amount. Other than for goodwill, a previously recognized impairment charge is reversed when there has been a change in the assumptions used to determine the asset’s recoverable amount since the impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount or the carrying amount that would have been determined, net of depreciation, had an impairment loss not been recognized. Impairment losses on goodwill are not reversed.

Any reversal is recognized into net income for the period. An impairment loss in respect of goodwill is not reversed.

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

(i) Inventories

Inventories represent small parts and other consumables and fuel, the majority of which is consumed by the Partnership in provision of its goods and services, and are valued at the lower of cost and net realizable value. Cost includes the purchase price, transportation costs and other costs to bring the inventories to their present location and condition. The costs of inventory items that are interchangeable are determined on an average cost basis. For inventory items that are not interchangeable, cost is assigned using specific identification of their individual costs. Natural gas inventory held in storage for trading purposes is recorded at fair value less costs to sell, as measured by the one-month forward price of natural gas. Previous write downs of inventories from cost to net realizable value can be fully or partially reversed if supported by economic circumstances.

(j) Non-derivative financial instruments

Financial assets are identified and classified as either available for sale, held at fair value through profit or loss or loans and receivables. Financial liabilities are classified as either held at fair value through profit or loss or other financial liabilities. Initially, all financial assets and financial liabilities are recorded on the balance sheet at fair value.

Financial instruments at fair value through profit or loss

A financial asset is classified at fair value through profit or loss if it is classified as held for trading or is designated as such upon initial recognition. The Partnership may designate financial instruments as held at fair value through profit or loss when such financial instruments have a reliably determinable fair value and where doing so eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise from measuring assets and liabilities or recognizing gains and losses on them on a different basis.

Financial assets and financial liabilities held at fair value through profit or loss are measured at fair value with the changes in fair value reported in income for the year. Upon initial recognition transaction costs are recognized in the consolidated statement of income as incurred.

Gains or losses realized on derecognition of investments held at fair value through profit or loss are recognized in the consolidated statement of income.

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. The Partnership’s current loans and receivables comprise its trade and other receivables. Non-current loans and other long-term receivables comprise lease receivables and amounts due from customers more than one year from the date of the statement of financial position which will be repaid between 2013 and 2020.

These assets are recognized initially at fair value plus any directly attributable transaction costs. After initial recognition they are measured at amortized cost using the effective interest method less any impairment losses as described in note 21. The effective interest method calculates the amortized cost of a financial asset or liability and allocates the interest income or expense over the term of the financial asset or liability using an effective interest rate.

Available for sale financial assets

The partnership classifies these investments as available for sale: those not classified as loans and receivables, held-to-maturity investments, or financial assets at fair value through profit or loss. The Partnership’s investment in Primary Energy Recycling Holdings LLC (PERH) is classified as an available for sale financial asset. Available for sale financial assets are measured at fair value with changes in fair value reported in other comprehensive income until the financial asset is disposed of or becomes impaired. On derecognition of an available for sale financial asset the cumulative gain or loss that was previously recognized in equity is transferred to the consolidated statement of income. The Partnership disposed of its interest in PERH during the reporting period. See note 10.

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

Other financial liabilities

The Partnership’s loans and borrowings and trade and other payables are recognized on the date at which the Partnership becomes a party to the contractual arrangement. Liabilities are derecognized when the contractual obligations are discharged, cancelled or expire.

Liabilities are recognized initially at fair value net of any directly attributable transaction costs, such as debenture discounts, premiums and issue expenses. Subsequently these liabilities are measured at amortized cost using the effective interest rate method.

Financial assets and financial liabilities are presented on a net basis when the Partnership has a legally enforceable right to set-off the recognized amounts and intends to settle on a net basis or to realize the asset and settle the liability simultaneously.

Preferred Shares

Preference share capital is classified as equity if is non-redeemable, or redeemable only at the company’s option.

(k) Derivative instruments and hedging activities

To reduce its exposure to movements in energy commodity prices and foreign currency exchange rates, the Partnership uses various risk management techniques including the use of derivative instruments. Derivative instruments may include forward contracts. Such instruments may be used to establish a fixed price for an energy commodity or a cash flow denominated in a foreign currency.

All derivative instruments, including embedded derivatives, are recorded at fair value on the statement of financial position as derivative instrument assets or derivative instrument liabilities except for embedded derivative instruments that are clearly and closely linked to their host contract and the combined instrument is not measured at fair value. Any contract to buy or sell a non-financial item that was entered into and continues to be held for the purpose of the receipt or delivery of a non-financial item in accordance with the Partnership’s expected purchase, sale or usage requirements, is not treated as a derivative.

The Partnership uses non-financial forward delivery derivatives and hedges to manage the Partnership’s exposure to fluctuations in natural gas prices related to obligations arising from its natural gas fired generation facilities. Under the non-financial forward delivery derivatives, the Partnership agrees to purchase natural gas at a fixed price for delivery of a pre-determined quantity under a specified timeframe. Under the financial contracts- for-differences derivatives, the Partnership agrees to exchange, with creditworthy or adequately secured counterparties, the difference between the variable or indexed price and the fixed on a notional quantity of the underlying commodity for a specified timeframe.

Foreign exchange forward contracts are used by the Partnership to manage foreign exchange exposures, consisting mainly of U.S. dollar exposures, resulting from anticipated transactions denominated in foreign currencies.

The Partnership uses hedge accounting when there is a high degree of correlation between the risk in the item designated as being hedged (the hedged item) and the derivative instrument designated as a hedge (the hedging instrument).The Partnership documents all relationships between hedging instruments and hedged items at the hedge’s inception, including its risk management objectives and its assessment of the effectiveness of the hedging relationship on a retrospective and prospective basis.

The Partnership uses cash flow hedges for certain of its anticipated transactions to reduce exposure to fluctuations in changes in natural gas prices. In a cash flow hedging relationship, the effective portion of the change in the fair value of the hedging derivative is recognized in other comprehensive income, while the ineffective portion is recognized in the consolidated statement of income. The amounts recognized in accumulated other comprehensive income as cash flow hedging gains/losses are reclassified into the consolidated statement of income in the same period or periods in which the hedged item occurs and is recorded in the consolidated statement of income when it becomes probable that the hedged items will not occur.

The Partnership has not designated any fair value hedges at the date of the statement of financial position.

A hedging relationship is discontinued if the hedge relationship ceases to be effective, if the hedged item is an anticipated transaction and it is probable that the transaction will not occur by the end of the originally specified time period, if the Partnership terminates its designation of the hedging relationship, or if either the hedged or

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

hedging instrument ceases to exist as a result of its maturity, expiry, sale, termination or cancellation and is not replaced as part of the Partnership’s hedging strategy.

If a cash flow hedging relationship is discontinued or ceases to be effective, any cumulative gains or losses arising prior to such time are deferred in accumulated other comprehensive income and recognized in income in the same period as the hedged item, and subsequent changes in the fair value of the derivative instrument are reflected in the consolidated statement of income. If the hedged or hedging item matures, expires, or is sold, extinguished or terminated and the hedging item is not replaced, any gains or losses associated with the hedging item that were previously recognized in other comprehensive income are recognized in the consolidated statement of income in the same period as the corresponding gains or losses on the hedged item. When it is no longer probable that an anticipated transaction will occur within the originally determined period and the associated cash flow hedge has been discontinued, any gains or losses associated with the hedging item that were previously recognized in other comprehensive income are recognized in the consolidated statement of income in the period.

When the conditions for hedge accounting cannot be applied, the changes in fair value of the derivative instruments are recognized in the consolidated statement of income. The fair value of derivative financial instruments reflects changes in the commodity market prices and foreign exchange rates. Fair value is determined based on exchange or over-the-counter quotations by reference to bid or asking price, as appropriate, in active markets. In illiquid or inactive markets, the Partnership uses appropriate valuation and price modeling techniques commonly used by market participants to estimate fair value. Fair values determined using valuation models require the use of assumptions concerning the amounts and timing of future cash flows. Fair value amounts reflect management’s best estimates using external readily observable market data such as future prices, interest rate yield curves, the impact of counterparty credit risk, foreign exchange rates, discount rates for time value, and volatility where available. It is possible that the assumptions used in establishing fair value amounts will differ from future outcomes and the impact of such variations could be material.

(l) Impairment of financial assets

A financial asset not carried at fair value through profit or loss is assessed for indicators of impairment at the end of each reporting period. An impairment loss is recorded where it is identified that there is objective evidence that one or more events has occurred after the initial recognition of the asset, that has had an impact on the estimated future cash flows of the asset.

For listed and unlisted equity investments classified as available for sale, a significant or prolonged decline in the fair value of the investment below its cost is considered to be objective evidence of impairment.

For certain categories of financial assets, such as trade receivables, assets that are assessed not to be impaired individually are in addition assessed for impairment on a collective basis. Objective evidence of impairment includes the Partnership’s past experience of collecting payments, as well as observable changes in national or local economic conditions.

For financial assets carried at amortized cost, the amount of the impairment loss recognized is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the asset’s original effective interest rate. Any impairment loss is recognized in net income. If, in a subsequent reporting period, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is adjusted through net income.

(m) Provisions

A provision is recognized if, as a result of a past event, the Partnership has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. The obligation is discounted using a discount rate that reflects current market assessments of the time value of money and the risks specific to the liability for which the estimates of future cash flows have not been adjusted. The unwinding of the liability due to the passage of time, or accretion, is recognized as a financing expense, and is recorded over the estimated time period until settlement of the obligation. Provisions are reviewed and adjusted, where required, to reflect the current best estimate at the end of each reporting period

The Partnership recognizes decommissioning provisions for its power plants, as it is obliged to remove the facilities at the end of their useful lives and restore the plant sites to their original condition. The present value of

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

the expected costs required to settle the obligation is added to the carrying amount of the associated plant asset and depreciated over the life of the related asset. Changes in a decommissioning provision resulting from changes in estimated cash flows will be added to or deducted from the cost of the related asset.

A provision for onerous contracts is recognized when the expected benefits to be derived by the Partnership from a contract are lower than the unavoidable cost of meeting its obligations under contract. The provision is measured at the present value of the lower of expected cost of terminating the contract and the expected net cost of continuing with the contract. Before a provision is established, the Partnership recognizes any impairment loss on the assets associated with that contract.

(n) Revenue recognition

Revenue is recognized to the extent that it is probable that economic benefits will flow to the Partnership and where it can be reliably measured. Revenues are measured at the fair value of the consideration received, excluding discounts, rebates and sales taxes or duty.

Power Purchase Agreements (PPAs), steam purchase arrangements and energy services agreements are long-term contracts to sell power and steam on a predetermined basis. As detailed in note 2(p), PPAs may be classified as a lease. Revenue recognition for PPAs that contain a lease is described in note 2(p).

For those PPAs that are not considered to contain a lease, revenue recognition is as follows:

Revenue arising wholly on the sale of electricity, steam and natural gas is recognized when the risks and rewards of ownership pass to the buyer, collection is reasonably assured and the price is reasonably determinable. This occurs upon delivery or availability for delivery under take or pay contracts. In determining the fair value of revenue to be recognized for certain long-term contracts which contain fixed rates based on cumulative volume delivered, revenue is recognized at the lower of (1) the amount billable under the contract and (2) an amount determined by the MWhs made available during the period multiplied by the average price per MWh over the term of the contract from the date of acquisition. Any excess of the amount billable in the current period over the average revenue based on MWhs made available is recorded as deferred revenue.

Gains and losses on derivative instruments settlements are recorded in revenues or cost of fuel, as appropriate.

(o) Income taxes

The Partnership was not subject to Canadian income taxes prior to December 31, 2010. Certain subsidiaries are taxable and applicable income withholding and other taxes have been reflected in these consolidated financial statements. The Partnership was subject to Canadian income taxes after 2010.

Income tax comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent of items recognized directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax loses, tax credits, and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which that can be utilized. Deferred

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(p) Leases or arrangements containing a lease

The Partnership has entered into PPAs to sell power at predetermined rates. PPAs are assessed as to whether they contain leases which convey to the counterparty the right to the use of the Partnership’s property, plant and equipment in return for payment. Such arrangements may be classified as either finance or operating leases. PPAs that transfer substantially all of the benefits and risks of ownership of property, plant and equipment from the Partnership are classified as finance leases. PPAs that do not transfer all of the benefits and risks of ownership of property, plant and equipment are classified as either operating leases or executory contracts.

For those PPAs determined to be finance leases with the Partnership as the lessor, finance income is recognized in a manner that produces a constant rate of return on the net investment in the lease. The net investment is composed of net minimum lease payments and unearned finance income. Unearned finance income is the difference between the total minimum lease payments and the carrying value of the receivable. Unearned finance income is deferred and recognized into income over the lease term.

Payments received under PPAs classified as finance leases are segmented into those for the lease and those for other elements on the basis of their relative value.

For those PPAs determined to be operating leases with the Partnership as the lessor, revenue is recognized based as volume is delivered using the rates outlined in the PPA as this is most representative of the use of the underlying leased asset.

(q) Cash and cash equivalents

Cash and cash equivalents include cash or highly liquid investment-grade short-term investments with original terms to maturity of three months or less, and are measured at amortized cost using the effective interest method.

(r) Future accounting changes

A number of new standards, and amendments to standards and interpretations, as described below, are not yet effective for the year ended December 31, 2012 and have not been applied in preparing these consolidated financial statements. The Partnership is currently assessing the impact of adopting these standards and amendments on its consolidated financial statements. For those standards where earlier application is permitted, the Partnership expects to apply the changes at the effective date.

IAS 1 — Presentation of Financial Statements — In June 2011, the International Accounting Standards Board (IASB) issued amendments to IAS 1 which will require entities to group items within other comprehensive income on the basis of whether or not they will be reclassified to income or loss in a future period. The implications of adopting the amendments to IAS 1 will be limited to the Partnership’s presentation within its statement of other comprehensive income. The amendments are effective for annual periods beginning on or after July 1, 2012 and are to be applied retrospectively. Earlier application is permitted.

IFRS 7 — Financial Instruments: Disclosures — In December 2011, the IASB issued amendments to IFRS 7 which establishes enhanced disclosure requirements for offsetting financial assets and liabilities. The implications of adopting the amendments to IFRS 7 will result in additional disclosure to the Company’s consolidated financial statements. The amendments are effective for annual periods beginning on or after January 1, 2013 and are to be applied retrospectively. Earlier application is permitted.

IFRS 10 — Consolidated Financial Statements — In May 2011, the IASB issued IFRS 10 which replaces IAS 27 — Consolidated and Separate Financial Statements and SIC 12 - Consolidation — Special Purpose Entities. IFRS 10 establishes principles for the presentation and preparation of consolidated financial statements. The new standard provides a revised definition of control and a single consolidation model as the basis for consolidation for all types of entities. The standard also provides additional guidance to assist in the determination of control. The Partnership does not expect that the adoption of this new standard will have a material effect on the consolidated financial statements, as application of the new definition of control does not change the Partnership’s current accounting treatment for entities in which it holds an interest in. IFRS 10 is effective for annual periods beginning on or after January 1, 2013 and is to be applied retrospectively. Earlier application is permitted but must be applied simultaneously with IFRS 11 and IFRS 12. In October 2012, the IASB issued

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

Investment Entities (Amendments to IFRS 10, IFRS 12 and IAS 27). This document sets out amendments to IFRS 10 Consolidated Financial Statements, IFRS 12 Disclosure of Interests in Other Entities and IAS 27 Separate Financial Statements. The amendments define an investment entity and introduce an exception to consolidating particular subsidiaries for investment entities. These amendments require an investment entity to measure those subsidiaries at fair value through profit or loss in accordance with IFRS 9 Financial Instruments in its consolidated and separate financial statements. The amendments also introduce new disclosure requirements for investment entities in IFRS 12 and IAS 27. Entities are required to apply the amendments for annual periods beginning on or after 1 January 2014. Earlier application is permitted.

IFRS 11 — Joint Arrangements — IFRS 11 was issued in May 2011 and supersedes IAS 31 — Interests in Joint Ventures and SIC 13 — Jointly Controlled Entities — Non-Monetary Contributions by Venturers. The standard classifies joint arrangements as joint operations or joint ventures. Joint operations are arrangements where the owners directly own a share of the individual assets and are directly responsible for contributing a share of the individual liabilities of the joint arrangement. Each owner will account for its share of the arrangement using the proportionate consolidation method. Joint ventures are arrangements where the arrangement itself directly owns the assets and is directly responsible for the liabilities of the arrangement. IFRS 11 eliminated the choice to account for joint ventures using the proportionate consolidation method and instead requires the equity method of accounting. The Partnership does not expect that the adoption of this new standard will have a material effect on the consolidated financial statements, as it is substantially aligned with the Partnership’s current practice. IFRS 11 is effective for annual periods beginning on or after January 1, 2013 and is to be applied retrospectively. Earlier application is permitted but must be applied simultaneously with IFRS 10 and IFRS 12.

IFRS 12 — Disclosures of Interests in Other Entities — In May 2011, the IASB issued IFRS 12, a new and comprehensive standard on disclosure requirements for all forms of interests in other entities, including subsidiaries, joint arrangements, associates and unconsolidated structured entities. IFRS 12 is effective for annual periods beginning on or after January 1, 2013 and is to be applied retrospectively and will result in additional disclosure to the Partnership’s consolidated financial statements. Earlier application is permitted but must be applied simultaneously with IFRS 11 and IFRS 10. In October 2012, the IASB issued Investment Entities (Amendments to IFRS 10, IFRS 12 and IAS 27). This document sets out amendments to IFRS 10 Consolidated Financial Statements, IFRS 12 Disclosure of Interests in Other Entities and IAS 27 Separate Financial Statements. The amendments define an investment entity and introduce an exception to consolidating particular subsidiaries for investment entities. These amendments require an investment entity to measure those subsidiaries at fair value through profit or loss in accordance with IFRS 9 Financial Instruments in its consolidated and separate financial statements. The amendments also introduce new disclosure requirements for investment entities in IFRS 12 and IAS 27. Entities are required to apply the amendments for annual periods beginning on or after 1 January 2014. Earlier application is permitted.

IFRS 13 — Fair value Measurement — In May 2011, the IASB issued IFRS 13 which defines fair value, sets out in a single IFRS a framework for measuring fair value and enhances disclosures about fair value measurements. IFRS 13 applies to fair value measurements required or permitted by other IFRSs, but does not (a) introduce any new requirements to measure an asset or a liability at fair value, (b) change what is measured at fair value in IFRSs, or (c) address how to present changes in fair value. The implications of adopting this new standard will be limited to the Partnership’s fair value disclosures for financial instruments and asset impairment calculations. IFRS 13 is effective for annual periods beginning on or after January 1, 2013 and is to be applied prospectively. Earlier application is permitted.

IAS 32 — Financial Instruments: Presentation — In December 2011, the IASB issued amendments to IAS 32 which clarifies the criteria for offsetting financial assets and liabilities. The Partnership does not expect that the adoption of the amendments will have a material effect on the consolidated financial statements, as they are substantially aligned with the Partnership’s current policies. The amendments are effective for annual periods beginning on or after January 1, 2014 and are to be applied retrospectively. Earlier application is permitted.

IFRS 9 — Financial Instruments — In November 2009, the IASB issued IFRS 9 — Financial Instruments which addresses the classification and measurement requirements of financial assets. The standard was amended in October 2010 to include the requirements for the classification and measurement of financial liabilities. The changes are effective for annual periods beginning on or after January 1, 2015 and are to be applied retrospectively. Earlier application is permitted.

IAS 16 — Property, Plant and Equipment — In May 2012 the IASB, as part of the Annual Improvements 2009-2011 cycle, amended IAS 16 to clarify that spare parts and servicing equipment are classified as property, plant and equipment rather than inventory when they meet the definition of property, plant and equipment. The previous wording of IAS 16 indicated that servicing equipment should be classified as inventory, even if it was used for more than one period. Following the amendment, the equipment used for more than one period is

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

classified as property, plant and equipment. The amendment is effective for annual periods beginning on or after January 1, 2013. These changes are not expected to have a material impact on the company.

3.           Use of judgments and estimates

The preparation of the Partnership’s consolidated financial statements in accordance with IFRS requires management to make judgements, estimates and assumptions that affect the reported amounts of income, expenses, assets and liabilities as well as the disclosure of contingent assets and liabilities at the date of the consolidated financial statements.

The Partnership reviews its estimates and assumptions on an ongoing basis and uses the most current information available and exercises careful judgement in making these estimates and assumptions. Adjustments to previous estimates, which may be material, will be recorded in the period they become known. Actual results may differ from these estimates.

Critical judgments in applying accounting policies

The main assumptions, estimates and judgements that were used in preparing the Partnership’s consolidated financial statements relate to:

Non-financial assets

The determination of CGUs was based on management’s judgment, giving consideration to geographic proximity and shared risk exposure and risk management. Identifying events or changes in circumstances that may indicate or cause an asset’s carrying amount to exceed its recoverable amount requires judgment in assessing what events or circumstances would have such an impact.

Classification of arrangements which contain a lease

As noted in note 2(p), the Partnership has exercised judgement in determining whether the risks and rewards of its generation assets which are subject to a PPA are transferred to the PPA buyer, in determining whether a lease exists and if so, whether the lease should be treated as a finance or operating lease. Details of those PPAs which contain either finance or operating leases are provided in note 10.

Key sources of estimation uncertainty

Financial instruments

The valuation of the Partnership’s derivative instruments and certain other financial instruments requires estimation of the fair value of each instrument at the reporting date. Details of the basis on which fair value is estimated is provided in note 21.

Non-financial assets

Depreciation is an estimate to allocate the cost of an asset less its estimated residual value over its estimated useful life on a systematic and rational basis. Depreciation is recognized in income on a straight-line basis over the estimated service lives of each separately determined component of property, plant and equipment, since this most closely reflects the expected usage of the assets. Land and construction work in progress is not depreciated.

Estimating the appropriate useful lives of each part of an asset requires significant judgment and is generally based on estimates of common life characteristics of common assets. The estimated useful lives used are provided in note 2(f).

For determining purchase price allocations for business combinations, the Partnership is required to estimate the fair value of acquired assets and obligations. Goodwill is measured as the excess of the fair value of the consideration transferred less the fair value of the identifiable assets acquired and liabilities assumed. Goodwill acquired in an acquisition is, from the date of acquisition, allocated to each of the CGUs that are expected to benefit from the acquisition.

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

Estimates of fair value for the recoverable amount of CGUs undergoing impairment testing, and for purchase price allocations for business combinations, are primarily based on discounted cash flow projection techniques employing estimated future cash flows based on assumptions regarding the expected market outlook and cash flows from each CGU or asset. The cash flow estimates will vary with the circumstances of the particular assets or CGU and will be based on, among other things, the lives of the assets, contract prices, estimated future prices, revenues and expenses, including growth rates and inflation, and required capital expenditures. Details of the key estimates used in assessing the recoverable amount of each CGU at the last impairment review date are provided in note 12. Market capitalization and comparative market multiples, where available, are used to corroborate management’s discounted cash flow projections.

Decommissioning provisions

Measurement of the Partnership’s provisions and the related accretion require the use of estimates with respect to the amount and timing of decommissioning, the extent of site remediation required and related future cash flows for the decommissioning provisions. The key assumptions used in determining these provisions are provided in note 16. Adjustments to the decommissioning provisions will arise as a result changes in future cash flow estimates and/or changes in discount rates.

Deferred taxes

Income taxes are determined based on estimates of the Partnership’s current income taxes and estimates of deferred income taxes resulting from temporary tax differences. Deferred income tax assets are assessed to determine the likelihood that they will be realized from future taxable income.

4.           Sale of the Partnership

On November 5, 2011, Atlantic Power acquired all of the outstanding limited partnership units of the Partnership pursuant to the terms and conditions of an Arrangement Agreement, dated June 20, 2011, as amended by Amendment No. 1, dated July 15, 2011 (the “Arrangement Agreement”), by and among Atlantic Power, the Partnership, CPI Income Services, Ltd., the general partner of the Partnership and CPI Investments, Inc., a unitholder of the Partnership that was then owned by EPCOR Utilities Inc. and Capital Power Corporation (“CPC”). The transactions contemplated by the Arrangement Agreement were effected through a court-approved plan of arrangement under the Canada Business Corporations Act (the “Plan of Arrangement”). The Plan of Arrangement was approved by the unitholders of the Partnership, and the issuance of Atlantic Power common shares to the Partnership unit holders pursuant to the Plan of Arrangement was approved by Atlantic Power shareholders, at respective special meetings held on November 1, 2011. A Final Order approving the Plan of Arrangement was granted by the Court of Queen’s Bench of Alberta on November 1, 2011. In connection with this transaction, the management contracts between Capital Power Corporation and the Partnership were terminated. The Partnership incurred $30.3 million of costs (including $10.0 million for termination of the management contracts) related to the sale of the Partnership that are recorded in administrative and other expenses in the consolidated statements of income at December 31, 2011. Prior to the acquisition of all the outstanding limited partnership units by Atlantic Power, the Partnership sold its Roxboro and Southport facilities located in North Carolina to an affiliate of Capital Power Corporation, for approximately $121.4 million (net cash proceeds of $116.7 million). The Partnership recorded a gain on disposal of $0.5 million.

The Partnership has determined the above purchase of its outstanding units by Atlantic Power in November 2011 is an allowable re-measurement event in accordance with IFRS 1.D8 (b) and has elected this event driven fair value exemption. By applying this exemption, the Partnership is permitted to use an event driven fair value measurement that occurred subsequent to its date of transition to IFRS as deemed cost for some or all of its assets and liabilities when the revaluation occurred during the periods covered by its first IFRS financial statements and the fair values would have otherwise been recognized in the Partnership’s financial statements under previous GAAP. Only identifiable assets and liabilities revalued in the acquisition that meet the recognition criteria under IFRSs have been recognized as adjustments as part of this exemption. The event-driven fair value measurement is determined at the date when the event triggering the revaluation occurred, which is November 5, 2011 for the Partnership. In accordance with the exemption, the Partnership recognized the resulting adjustments directly in deficit at the measurement date.

The determination of fair value used to re-measure certain assets and liabilities of the Partnership was based on the amount for which the assets could be exchanged or liabilities settled, between knowledgeable, willing parties in an arm’s length transaction. The Parent of the Partnership engaged a third party to perform an independent valuation of assets acquired and liabilities assumed in the acquisition of the Partnership. The fair values were

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

estimated, primarily, by applying the income approach using the discounted cash flow (“DCF”) methodology. The primary value drivers and assumptions that affected the DCF analysis for the acquired generating facilities included the following: operational characteristics of the generating facilities, gross margin forecasts, fixed and variable operating expenses and capital expenditure forecasts, tax rates, the tax impact of depreciation associated with past and future capital expenditures, net working capital requirements, discount rates and remaining useful lives. Under the income approach, the cash flows expected to be generated by the Partnership were discounted to their present value equivalent using a weighted average cost of capital ranging from 6.5% to 10.0% depending on the type of asset to be valued. These assumptions were based on significant inputs not observable in the market and thus represent level 3 fair value measurements.

As a result of electing this event-driven fair value exemption, the Partnership adjusted the carrying amount of certain assets and liabilities to fair value prior to the sale of the Partnership as follows:

Re-measurement
adjustment at
November 2011
Property, plant and equipment	265.8
Intangible assets	198.0
Other liabilities	11.2
Net deferred tax asset (liability)	(150.1)
Total	$324.9

5.           Expenses by Nature

	Year ended
	December 31,
	2012	2011
Included in operations and maintenance:
Employee costs	$37.4	$30.1
Property taxes	10.7	11.3
Management fees	15.1	36.4
Plant operating costs	42.2	23.5
	$105.4	$101.3
Included in administrative and other expenses
AFS Sale	$9.0	$—
Foreign Exchange	1.3	0.1
Administrative	0.1	1.6
Other	5.0	12.8
Costs on Sale of Partnership	—	30.3
	$15.4	$44.8
Included in depreciation and amortization:
Depreciation	$77.6	$69.5
Amortization	46.0	26.1
Gain on sale of disposal	—	(0.5)
Other	—	(1.0)
	$123.6	$94.1

6.           Finance Expense

	Year ended
	December 31,
	2012	2011
Included in finance expense:
Interest on loans and borrowings	$37.0	$38.9
Foreign exchange losses	0.1	(0.1)
Accretion	1.3	3.3
Other	0.5	0.9
	$38.9	$43.0

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

7.           Income taxes

	Year ended
	December 31,
	2012	2011
Components of income tax benefit
Current income tax expense	$1.8	$0.6
Deferred income tax benefit	(15.1)	(7.5)
	$(13.3)	$(6.9)

Income taxes differ from the amount that would be computed by applying the federal and provincial income tax rates as follows:

	Year ended
	December 31,
	2012	2011
Loss before tax	$(34.7)	$(2.5)
Income tax at the statutory rates of 25.0% and 26.5% respectively	(8.7)	(0.7)

Increase (decrease) resulting from
Operating countries with different tax rates	(2.8)	0.7
Change in valuation allowance	—	(0.5)
Amounts related to foreign exchange	1.2	(3.2)
Permanent differences	(1.9)	(1.1)
Preferred share tax adjustment	—	(0.5)
Change in estimates	(0.5)	1.5
Tax adjustments related to sale of North Carolina assets	—	(2.3)
Changes in Tax Rates	1.8	—
Other	(2.5)	(0.8)
Income tax recovery	$(13.3)	$(6.9)

Deferred tax assets and liabilities are attributable to the following:

	Assets		Liabilities		Net
	December	December	December	December	December	December
	31, 2012	31, 2011	31, 2012	31, 2011	31, 2012	31, 2011
Intangible assets	$—	$—	$(103.4)	$(96.8)	$(103.4)	$(96.8)
Property, plant and equipment	—	—	(109.8)	(103.1)	(109.8)	(103.1)
Loss carryforwards	57.5	63.3	—	—	57.5	63.3
Decommissioning provision	10.9	—	—		10.9
Derivative contracts	46.5	16.8	—	—	46.5	16.8
Unrealized foreign exchange gain	—	—	—	—	—	—
Other long-term investments	—	—	(0.1)	(9.6)	(0.1)	(9.6)
Finance and share issuance costs	1.4	2.7	—		1.4	2.7
Disallowed interest carryforward	—	—	—		—	—
Other	0.1	—	(0.2)	(2.6)	(0.1)	(2.6)
	$116.4	$82.8	$(213.5)	$(212.1)	$(97.1)	$(129.3)

At December 31, 2012 the Partnership has non-capital losses carried forward of approximately $156.2 million of which $133.2 million relates to certain U.S. subsidiaries. Of the $133.2 million of noncapital losses relating to certain U.S. subsidiaries, $133.2 million are subject to an annual limitation under Internal Revenue Code Section 382. These losses expire between 2027 and 2032. As of December 31, 2012, the Partnership has no capital losses for income tax purposes.

Deferred tax assets are expected be realized due to strong current and projected operating cash flows.

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

8.    Trade and other receivables

	December 31,	December 31,
	2012	2011
Accrued revenues	$36.6	$39.6
Trade receivables	22.3	21.1
Receivables from related parties	6.1	—
Finance lease receivable (note 10)	1.0	2.0
Total trade and other receivables	66.0	62.7

Income taxes receivable	3.4	1.9
	$69.4	$64.6

Details of the aging of trade receivables are provided in note 22.

9.    Inventories

	December 31,	December 31,
	2012	2011
Parts and other consumables	$14.0	$8.5
Natural gas fuel	1.5	5.1
	$15.5	$13.6

Inventories expensed upon usage for the year ended December 31, 2012 of $16.1 million (year ended December 31, 2011 - $40.2 million) were charged to energy purchases and fuel, and other raw materials and operating charges. There were no impairments or reversal of previous impairments recorded during the years ended December 31, 2012 and 2011.

10.    Other financial assets

	December 31,
	2012	December 31, 2011
Finance lease receivable	$20.4	$22.2
Other long-term receivable	14.5	16.1
Long-term investments	—	32.9
	$34.9	$71.2

Other long-term receivable

Other long-term receivable relates to amounts recoverable over the remaining term of the Oxnard PPA for unbilled services.

Long-term investment

The Partnership held 14.3% of the common ownership interests of Primary Energy Recycling Holdings LLC (PERH) in 2011. The interest in PERH was sold in May 2012. On February 16, 2012, we entered into an agreement with Primary Energy Recycling Corporation (‘‘Primary Energy’’ or ‘‘PERC’’), whereby PERC agreed to purchase our 7,462,830.33 common membership interests in PERH (14.3% of PERH total interests) for approximately $24.2 million, plus a management agreement termination fee of approximately $6.0 million, for a

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

total sale price of $30.2 million. The transaction closed in May 2012 and we recorded a $0.6 million gain on sale of our equity investment.

Finance lease receivable

The PPA under which the power generation facility located in Oxnard, California operates is considered to be a finance lease for accounting purposes and expires in 2020. Financing income of $2.1 million and $2.3 million was included in revenue for the years ended December 31, 2012 and 2011, respectively. The average effective interest rate inherent in the lease is 9.0%.

			Present value of minimum
	Minimum lease payments		lease payments
	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011
Amounts receivable under finance lease:
Less than one year	$4.0	$4.1	$3.9	$2.0
Between one and five years	20.1	20.6	19.8	13.3
More than five years	9.7	10.0	1.2	8.9
Less: unearned finance income	8.1	10.4	—	—
Minimum lease payment receivable	25.7	24.3	24.9	24.2
Less current portion (included with trade and other receivables)	4.0	4.1	3.9	2.0
	$21.7	$20.2	$21.0	$22.2

Plants under operating leases

Certain power generation plants operate under PPAs that convey the right to the holder of the agreement to use the related property plant and equipment. Consequently, these power generation plants comprised of the Manchief, Mamquam, Moresby Lake, Kenilworth and Greeley are accounted for as assets under operating leases.

As at December 31, 2012 the cost of such property, plant and equipment was $263.5 million (December 31, 2011 - $265.5 million), less accumulated depreciation of $8.6 million (December 31, 2011 - $2.7 million). The Partnership’s revenues for the year ended December 31, 2012 include $62.2 million with respect to the PPAs for these plants (2011 — 68.0 million).

The minimum future rental payments to be received on these PPAs are:

	December 31,	December 31,
	2012	2011
Within one year	$25.6	$26.3
Between 1 to 5 years	118.6	107.8
After more than 5 years	94.6	116.6
	$238.8	$250.7

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

11.        Property, plant and equipment

	Construction
	work in		Plant and
	progress	Land	machinery	Total
Cost or deemed cost
At January 1, 2011	$4.6	$4.9	$1,445.0	$1,454.5
Additions	21.5	—	—	21.5
Transferred into service	(23.4)	—	23.4	—
Disposals and retirements	—	(0.3)	(0.1)	(0.4)
Revisions to decommissioning costs	—	—	15.8	15.8
Foreign currency translation adjustment	—	—	14.9	14.9
Sale of North Carolina plants (notes 4 and 12)	—	—	(130.0)	(130.0)
Fair value re-measurement (note 4)	—	—	(253.1)	(253.1)
At November 5, 2011	$2.7	$4.6	$1,115.9	$1,123.2
Additions	1.1	—	—	1.1
Transferred into service	(0.4)	—	0.4	—
Foreign currency translation adjustment	—	—	4.0	4.0
Other changes, movements	—	—	5.7	5.7
At December 31, 2011	$3.4	$4.6	$1,126.0	$1,134.0
Additions	2.8	—	18.0	20.8
Transferred into service	(3.4)	—	3.4	—
Disposals and retirements	—	—	(2.8)	(2.8)
Revisions to decommissioning costs	—	—	(1.6)	(1.6)
Foreign currency translation adjustment	—	—	(13.5)	(13.5)
At December 31, 2012	$2.8	$4.6	$1,129.5	$1,136.9

Accumulated depreciation
At January 1, 2011	$—	$—	$(495.0)	$(495.0)
Depreciation	—	—	(54.8)	(54.8)
Foreign currency translation adjustment	—	—	(1.7)	(1.7)
Sale of North Carolina plants (notes 4 and 12)	—	—	31.4	31.4
Fair value re-measurement (note 4)	—	—	518.9	518.9
At November 5, 2011	$—	$—	$(1.2)	$(1.2)
Depreciation	—	—	(14.7)	(14.7)
At December 31, 2011	$—	$—	$(15.9)	$(15.9)
Depreciation	—	—	(77.6)	(77.6)
Disposals and Retirements	—	—	2.8	2.8
Foreign currency translation adjustment	—	—	1.4	1.4
At December 31, 2012	$—	$—	$(89.3)	$(89.3)

Net Book Value
At December 31, 2011	$3.4	$4.6	$1,110.1	$1,118.1
At December 31, 2012	$2.8	$4.6	$1,040.2	$1,047.6

Impairments

No impairments or reversals of impairments on property, plant and equipment were recognized during the year ended December 31, 2012 and December 31, 2011.

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

12.         Goodwill

	December 31,	December 31,
	2012	2011
Cost
At January 1	$25.3	$45.0
Foreign currency translation adjustment	(0.5)	1.0
Sale of North Carolina plants (note 4)	—	(20.7)
At December 31	$24.8	$25.3

Accumulated impairment
At January 1	$(1.2)	$(1.2)
Foreign currency translation adjustment	—	—
Sale of North Carolina plants (note 4)	—	—
At December 31	$(1.2)	$(1.2)

Net Book Value
At January 1	24.1	43.8
At December 31	$23.6	$24.1

The aggregate carrying amounts of goodwill allocated to the Partnership’s CGUs as follows:

	December 31,	December 31,
	2012	2011
Frederickson	10.0	10.2
Oxnard	9.8	10.0
Others	3.8	3.9
	$23.6	$24.1

Key assumptions used in testing recoverable amounts

The Partnership reviews its CGUs that contain goodwill on an annual basis to determine whether an impairment should be recognized. The last impairment review was completed in the third quarter of 2012. The recoverable amount of each of the Partnership’s CGUs is determined based on a fair value less costs to sell basis, which is calculated using discounted cash flow projections. Cash flow projections are prepared by management to the end of the respective PPA term for each CGU as market conditions may result in changes in cash flows after the expiry of the PPA. Cash flow projections are based on observable market data and, where this is not available, on internal projections.

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

Key assumptions used in the fair value less costs to sell calculations

Key assumptions used in determining fair value less cost to sell are:

			End of
	Discount	Growth	Projection
	Rate	Rate	Period
Frederickson	6.4%	2%	2037
Oxnard	6.4%	2%	2030

Discount rates used reflect the current market assessment of the risks specific to each CGU. The discount rates are estimated based on a weighted average cost of capital for the industry. This rate is further adjusted to reflect risks specific to the CGU for which future estimates of cash flows have not been adjusted. Growth rates used are based on publicly available forecasts and internal estimates.

Growth rates of 2% were used to extrapolate cash flow projections beyond the ten year period covered by the long-term plan and did not exceed the long-term average growth rate of the industry.

Impairments

No impairments were recorded in the consolidated statement of income for the years ended December 31, 2012 and 2011.

13.               Intangible assets

PPAs
Cost or deemed cost
At January 1, 2011	$442.8
Asset written off	$(1.9)
Foreign currency translation adjustment	5.3
Fair value re-measurements (note 4)	55.7
At November 5, 2011	$501.9
Foreign currency translation adjustment	1.7
At December 31, 2011	$503.6
Foreign currency translation adjustment	(15.3)
At December 31, 2012	$488.3

Accumulated amortization
At January 1, 2011	$(152.7)
Amortization	(18.0)
Asset written off	1.0
Fair value re-measurements (note 4)	142.3
At November 5, 2011	$(27.4)
Amortization	(8.1)
Foreign currency translation adjustment	(1.0)
At December 31, 2011	$(36.5)
Amortization	(46.0)
Foreign currency translation adjustment	1.2
At December 31, 2012	$(81.3)

Net Book Value
At December 31, 2011	$467.1
At December 31, 2012	$407.0

There were no impairments or reversals of impairments to intangible assets for the years ended December 31, 2012 and 2011. Details of fair value adjustment as a result of a re-measurement event in 2011 are provided in note 4.

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

14.               Trade and other payables

	December 31,	December 31,
	2012	2011
Operating accruals	$37.3	$29.0
Trade payables	4.4	7.3
Payables to related parties (note 26)	20.7	14.0
Accrued interest	11.3	10.6
	$73.7	$60.9

15.               Loans and borrowings

	December	December	Effective
	31, 2012	31, 2011	Interest Rate
Senior unsecured notes, due June 2036 at 5.95%	$210.0	$210.0	6.12%
Senior unsecured notes (US$190), due July 2014 at 5.90%	189.0	195.1	6.16%
Senior unsecured notes, (US$150) due August 2015 at 5.87%	149.2	153.2	6.01%
Senior unsecured notes, (US$75) due August 2017 at 5.97%	74.6	76.6	6.11%
Secured term loan, due 2019 at 11.25%	—	—
Revolving credit facilities, due 2012 (note 26)	—	—
Total loans and borrowings	622.9	634.9
Less current portion	—	—
	622.9	634.9
Less deferred debt issue costs	3.6	4.0
	$619.3	$630.9

Notes of the Partnership

The Partnership has outstanding $210.0 million aggregate principal amount of 5.95% senior unsecured notes, due June 2036 (the “Partnership Notes”). Interest on the Partnership Notes is payable semi-annually at 5.95%. Pursuant to the terms of the Partnership Notes, the Partnership must meet certain financial and other covenants, including a financial covenant generally based on the ratio of debt to capitalization of the Partnership (note 23). The Partnership Notes are guaranteed by Atlantic Power Preferred Equity Ltd. and Atlantic Power. We expect to remain in compliance with the covenants of the credit facility for at least the next 12 months.

Notes of Curtis Palmer LLC

Curtis Palmer LLC has outstanding US$190.0 million aggregate principal amount of 5.90% senior unsecured notes, due July 2014 (the “Curtis Palmer Notes”). Interest on the Curtis Palmer Notes is payable semi-annually at 5.90%. Pursuant to the terms of the Curtis Palmer Notes, the Partnership must meet certain financial and other covenants, including a financial covenant generally based on the ratio of debt to capitalization of the Partnership (note 23). The Curtis Palmer Notes are guaranteed by the Partnership. We expect to remain in compliance with the covenants of the credit facility for at least the next 12 months.

Notes of Atlantic Power (US) GP

Atlantic Power (US) GP (formerly CPI (US) GP) has outstanding US$150.0 million aggregate principal amount of 5.87% senior guaranteed notes, Series A, due August 2017 (the “Series A Notes”). Interest on the Series A Notes is payable semi-annually at 5.87%. Atlantic Power (US) GP has also outstanding US$75.0 million aggregate principal amount of 5.97% senior guaranteed notes, Series B, due August 2019 (the “Series B Notes”). Interest on the Series B Notes is payable semi-annually at 5.97%. Pursuant to the terms of the Series A Notes and the Series B Notes, the Partnership must meet certain financial and other covenants, including the maintenance of a financial covenant based on the ratio of debt to capitalization of the Partnership (note 23). The

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

Series A Notes and the Series B Notes are guaranteed by the Partnership, Curtis Palmer LLC and Atlantic Power. We expect to remain in compliance with the covenants of the credit facility for at least the next 12 months.

Revolving credit facilities

At the close of the sale of the Partnership on November 5, 2011, Atlantic Power paid down the outstanding $105.4 million credit facility on behalf of the Partnership. These credit facilities were terminated as of this date. Refer to note 26.

Guarantees of Atlantic Power debt

The Partnership is party to guarantees of certain Parent debt instruments together with numerous other Atlantic Power subsidiaries. Due to mutual guarantees among the Parent and Partnership’s subsidiaries, the Partnership has no recognizable liabilities with regard to these guarantees.

16.               Decommissioning provisions

Decommissioning provisions, January 1, 2011	$50.1
Adjustment to decommissioning provisions	19.8
Accretion of decommissioning provisions	2.2
Remove provisions for North Carolina plant disposed	(15.8)
Foreign currency translation adjustment	1.5
Decommissioning provisions, December 31, 2011	$57.8
Adjustment to decommissioning provisions	(1.6)
Accretion of decommissioning provisions	1.3
Foreign currency translation adjustment	(0.7)
Decommissioning provisions, December 31, 2012	$56.8

The Partnership has recorded decommissioning provisions for its power generation plants as it is obliged to remove the facilities at the end of their useful lives and restore the plant sites to their original condition.

At December 31, 2012 and December 31, 2011, the estimated cost to settle the Partnership’s decommissioning obligations was $130.4 million calculated using an inflation rate of 2.0% per annum. The estimated cash flows were discounted at rates ranging from 1.9% to 2.9%. At December 31, 2012 and at December 31, 2011, the expected timing of payment for settlement of the obligations ranged from 6.5 to 81 years, which reflected the anticipated useful lives of the different power plants. The actual costs to settle decommissioning obligations may vary from estimates as a result of changes to contractor rates required to perform the decommissioning.

17.               Derivative financial instruments and hedge accounting

Derivative instruments are held to manage financial risk related to energy procurement and treasury management.

The derivative instruments assets and liabilities used for risk management purposes as described in note 22 consist of the following:

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

	December 31, 2012
			Foreign
	Natural gas		exchange
	Hedges	Non-hedges	Non-hedges	Total
Derivative instruments assets:
Current			$0.7
Non-current			10.9

Derivative instruments liabilities:
Current	(20.6)	(3.7)	—
Non-current	(75.9)	(5.0)	—
	$(96.5)	$(8.7)	$11.6	$—

Net notional amounts:
Gigajoules (GJs)(millions)	25.2	24.7
US foreign exchange (US dollars in millions)	0	0
Contract terms (years)	4.0	0.3 to 20.0	0.3 to 3.0

	December 31, 2011
			Foreign
	Natural gas		exchange
	Hedges	Non-hedges	Non-hedges	Total
Derivative instruments assets:
Current	$—	$—	$3.6	$3.6
Non-current	—	—	15.8	15.8

Derivative instruments liabilities:
Current	(25.2)	(3.0)	—	(28.2)
Non-current	(83.7)	—	—	(83.7)
	$(108.9)	$(3.0)	$19.4	$(92.5)

Net notional amounts:
Gigajoules (GJs)(millions)	31.5	2.4	—
US foreign exchange (US dollars in millions)	—	—	190.1
Contract terms (years)	5.0	1.0	0.3 to 4.0

Fair values of derivative instruments are determined, when possible, using exchange or over-the-counter price quotations by reference to quoted bid, ask or closing market prices as appropriate, in the most advantageous active market for that instrument. Where possible, the fair values of derivative instruments are based on observable data from active markets. When traded markets are not considered to be sufficiently active or do not exist, the Partnership uses appropriate valuation and price modeling techniques commonly used by market participants to estimate fair value. The Partnership may also rely on price forecasts prepared by third party market experts to estimate fair value when there are limited observable prices available. Fair values determined using valuation models require the use of assumptions concerning the amounts and timing of future cash flows. Fair value amounts reflect management’s best estimates and maximize, when available, the use of external readily observable market data including future prices, foreign exchange rates, counterparty credit risk and the Partnership’s own credit risk. When a valuation technique utilizes unobservable market data, no inception gains or losses are recognized, until market quotes or data becomes observable. It is possible that the assumptions used in establishing fair value amounts will differ from future outcomes and the impact of such variations could be material.

Unrealized and realized pre-tax gains and losses on derivative instruments recognized in the consolidated statements of income and other comprehensive income were:

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

		Year ended December 31, 2012		Year ended December 31, 2011
		Unrealized gains	Realized gains	Unrealized	Realized gains
Financial statement category		(losses)	(losses)	gains (losses)	(losses)
Foreign exchange non-hedges	Administrative and Other Expenses	$3.4	$10.7	$(5.7)	$8.7
Natural gas non-hedges	Cost of fuel	—	—	(1.0)	—
Natural gas hedges - settlements	Cost of fuel	—	(18.2)	—
Natural gas hedges - ineffective portion	Cost of fuel - ineffective portion	—	—	—	(1.1)
Natural gas hedges - effective portion	Other comprehensive income (loss)	12.3		(16.4)	—

If hedge accounting requirements are not met, unrealized and realized gains and losses on financial energy derivatives are recorded in revenues or energy purchases and fuel as appropriate. If hedge accounting requirements are met, realized gains and losses on financial energy derivatives are recorded in revenues or energy purchases and fuel, as appropriate, while unrealized gains and losses are recorded in other comprehensive income. Unrealized and realized gains and losses on financial foreign exchange derivatives are recorded in revenues or foreign exchange gains and losses while such gains and losses on financial interest rate derivatives are recorded in finance expense.

The Partnership has elected to apply hedge accounting on certain derivative instruments it uses to manage commodity price risk relating to natural gas prices. For the year ended December 31, 2012 and 2011, the change in the fair value of the ineffective portion of hedging derivatives required to be recognized in the consolidated statement of income was $0 million and $(1.1) million, respectively.

Net after tax losses related to derivative instruments designated as cash flow hedges included in accumulated other comprehensive loss are expected to settle and be reclassified to net income in the following periods:

	December 31, 2012	December 31, 2011
Within one year	$(6.5)	$(16.5)
Between 1 to 5 years	(24.0)	(48.2)
	$(30.5)	$(64.7)

The Partnership’s cash flow hedges extend through 2016.

18.               Partners’ capital

	December 31,		December 31,
	2012		2011
	Number of	Millions of	Number of	Millions of
	Units	Dollars	Units	Dollars
Partnership capital , beginning of year	62,199,075	$1,225.6	55,824,528	$1,227.6
Partnership units issued pursuant to distribution reinvestment plan			773,371	14.0
Capital contribution			5,601,176	105.4
Return of capital			—	(121.4)
Distributions paid		(147.0)
Partnership capital , end of year	62,199,075	$1,078.6	62,199,075	$1,225.6

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

The Partnership is authorized to issue an unlimited number of limited partnership units. Each unit represents an equal, undivided limited partnership interest in the Partnership and entitles the holder to participate equally in distributable cash and net income. Units are not subject to future calls or assessments and entitle the holder to limited liability. Each unit is transferable, subject to the requirements referred to in the Partnership Agreement. Effective November 5, 2011, all units of the Partnership are owned by Atlantic Power (note 4). Refer to note 26 for a description of the capital contribution and the return of capital.

19.               Other reserves

Components of other comprehensive income and other reserves are established as follows:

Cash flow hedging

The cash flow hedging reserve represents the cumulative portion of gains and losses on hedging instruments deemed effective in cash flow hedges. The cumulative deferred gain or loss on the hedging instrument is reclassified to income or loss only when the hedged transaction affects the income or loss, or is included as a basis adjustment to the non-financial hedged item, consistent with the relevant accounting policy.

Cumulative translation reserve

The cumulative translation reserve for foreign operations represents the cumulative portion of gains and losses on retranslation of foreign operations that have a functional currency other than Canadian dollars. The cumulative deferred gain or loss on the foreign operation is reclassified to income or loss only on disposal of the foreign operation.

Available-for-sale assets

The available-for-sale reserve contains the cumulative net change in the fair value of the Partnership’s available- for-sale financial assets until the investments are derecognized or sold.

20.               Preferred shares issued by a subsidiary company

In 2007, a subsidiary of the Partnership issued 5.0 million 4.85% Cumulative Redeemable Preferred Shares, Series 1 (the Series 1 Shares) priced at $25.00 per share. Cumulative dividends are payable on a quarterly basis at the annual rate of $1.2125 per share. On or after June 30, 2012, the Series 1 Shares are redeemable by the subsidiary company at $26.00 per share, declining by $0.25 each year to $25.00 per share on or after June 30, 2016, plus, in each case, an amount equal to all accrued and unpaid dividends thereon.

In 2009, a subsidiary of the Partnership issued 4.0 million 7.0% Cumulative Rate Reset Preferred Shares, Series 2 (the Series 2 Shares) priced at $25.00 per share. The Series 2 Shares pay fixed cumulative dividends of $1.75 per share per annum, as and when declared, for the initial five-year period ending December 31, 2014. The dividend rate will reset on December 31, 2014 and every five years thereafter at a rate equal to the sum of the then five-year Government of Canada bond yield and 4.18%. On December 31, 2014 and on December 31 every five years thereafter, the Series 2 Shares are redeemable by the subsidiary company at $25.00 per share, plus an amount equal to all declared and unpaid dividends thereon to, but excluding the date fixed for redemption. The holders of the Series 2 Shares will have the right to convert their shares into Cumulative Floating Rate Preferred Shares, Series 3 (the Series 3 Shares) of the subsidiary, subject to certain conditions, on December 31, 2014 and on December 31 of every fifth year thereafter. The holders of Series 3 Shares will be entitled to receive quarterly floating rate cumulative dividends, as and when declared by the board of directors of the subsidiary, at a rate equal to the sum of the then 90-day Government of Canada Treasury bill rate and 4.18%.

The Series 1 Shares, the Series 2 Shares and the Series 3 Shares are fully and unconditionally guaranteed by Atlantic Power and by the Partnership on a subordinated basis as to: (i) the payment of dividends, as and when declared; (ii) the payment of amounts due on a redemption for cash; and (iii) the payment of amounts due on the liquidation, dissolution or winding up of the subsidiary company. If, and for so long as, the declaration or payment of dividends on the Series 1 Shares, the Series 2 Shares or the Series 3 Shares is in arrears, the Partnership will

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

not make any distributions on its limited partnership units and we will not pay any dividends on our common shares.

The Partnership paid dividends of $13.0 million in 2012 (2011 - $13.1 million) and incurred associated net current and deferred income taxes of $0.7 million (2011 - $0.9 million) for an after-tax preferred share dividend of $13.7 million (2011 - $14.0 million).

21.               Financial instruments:

Fair values

The Partnership classifies its cash and cash equivalents as loans and receivables and measures them at amortized cost which approximates their fair values.

Trade and other receivables are classified as loans and receivables; trade and other payables are classified as other financial liabilities; all of which are measured at amortized cost and their fair values are not materially different from their carrying amounts due to their short-term nature.

The classification, carrying amount and fair value of the Partnership’s other financial instruments are summarized as follows:

	December 31, 2012		December 31, 2011
	Carrying		Carrying
	amount	Fair value	amount	Fair value
Other financial assets (note 10)
Net investment in lease and other long-term receivables	$34.6	$39.1	$37.7	$42.7

Loans and borrowings (note 15)
Long-term debt (includes current portion)	(619.3)	(589.0)	(630.9)	(554.8)

Loans and receivables

The fair value of the Partnership’s finance lease receivable and other loans and receivables are based on the estimated interest rates implicit in comparable lease agreements or loans plus an estimated credit spread based on the counterparty risk as at December 31, 2012 and December 31, 2011.

Loans and borrowings

The fair value of the Partnership’s loans and borrowings is based on determining a current yield for the Partnership’s loans and borrowings as at December 31, 2012 and December 31, 2011. This yield is based on an estimated credit spread for the Partnership over the yields of long-term Government of Canada and U.S. Government bonds that have similar maturities to the Company’s loans and borrowings. The estimated credit spread is based on the Partnership’s indicative spread as published by independent financial institutions.

Available-for-sale investments

The fair value of the Partnership’s investment in PERH was established using the market price of Primary Energy Recycling Corporation (PERC), a publicly traded company whose sole asset is an investment in PERH. As described in note 10, the Partnership sold its interest in PERH on May 31, 2012.

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

Fair value hierarchy

Fair value represents the Partnership’s estimate of the price at which a financial instrument could be exchanged between knowledgeable and willing parties in an orderly arm’s length transaction under no compulsion to act. Fair value measurements recognized in the consolidated statement of financial position are categorized into levels within a fair value hierarchy based on the nature of the valuation inputs and precedence is given to those fair value measurements calculated using observable inputs over those using unobservable inputs. The determination of fair value requires judgment and is based on market information where available and appropriate. The following levels were established for each input:

• Level 1: Fair value is based on quoted prices (unadjusted) in active markets for identical instruments. Financial instruments classified in Level 1 include cash and cash equivalents, highly liquid short-term investments, and traded commodities obtained from active exchanges such as the New York Mercantile Exchange (NYMEX) whereby the Partnership can obtain quoted prices for identically traded commodities.

• Level 2: Fair value is based on other than unadjusted quoted prices included in Level 1, which are either directly or indirectly observable at the reporting date. Level 2 includes those financial instruments that are valued using commonly used valuation techniques, such as the discounted cash flow model. Valuation models use inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active but observable, and other observable inputs that are principally derived from or corroborated by observable market data for substantially the full term of the instrument. Financial instruments classified in Level 2 include commodity and foreign exchange derivatives whose values are determined based on broker quotes, observable trading activity for similar, but not identical instruments, and prices published on information platforms and exchanges.

• Level 3: Fair value is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the instrument. Level 3 includes financial instruments that are also valued using commonly used valuation techniques described in Level 2, however some inputs used in the models may not be based on observable market data, but rather are based on the Partnership’s best estimate from the perspective of a market participant. The Partnership does not have any financial instruments classified in Level 3.

The fair value measurement of a financial instrument is included in only one of the three levels, the determination of which is based upon the lowest level input that is significant to the derivation of the fair value. The Partnership’s assessment of the significance of a particular input to the fair value measurement requires judgment which will affect the placement within the fair value hierarchy levels.

The following table presents the Partnership’s financial instruments measured at fair value on a recurring basis in the consolidated statement of financial position, classified using the fair value hierarchy described above:

	December 31, 2012
	Level 1	Level 2	Level 3	Total
Financial assets and liabilities:
Cash and equivalents	$11.3	$—	$—	$11.3
Other financial assets (note 10)	—	34.9	—	34.9
Derivative financial instrument assets:
Foreign exchange non-hedges	—	11.7	—	11.7

Derivative financial instruments liabilities
Natural gas hedges	—	(96.6)	—	(96.5)
Natural gas non-hedges	—	(8.7)	—	(8.7)

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

	December 31, 2011
	Level 1	Level 2	Level 3	Total
Financial assets and liabilities:
Cash and equivalents	$33.6	$—	$—	$33.6
Other financial assets	33.5	37.7	—	71.2
Derivative financial instrument assets:
Foreign exchange non-hedges	—	19.4	—	19.4

Derivative financial instruments liabilities
Natural gas hedges	—	(108.9)	—	(108.9)
Natural gas non-hedges	—	(3.0)	—	(3.0)

There were no significant transfers between Level 1 and 2 for the years ended December 31, 2012 and 2011. There were no financial instruments classified as level 3.

22.               Risk management

Risk management overview

The Partnership is exposed to a number of different financial risks arising from operating as a business as well as its use of financial instruments which include market, interest, credit and liquidity risks. The Partnership’s overall risk management process is designed to identify, manage and mitigate business risk which includes financial risk, among others. Prior to the acquisition of all outstanding limited partnership units on November 5, 2011, as described in note 4, the risk management of the Partnership was overseen by the Partnerships’ executive team according to the objectives, targets, and policies approved by the Capital Power Income L.P. Board of Directors. The executive team was comprised of a senior management group. These risk management strategies, policies, and limits were designed to help ensure that the risk exposures were managed within the Partnership’s business objectives and risk tolerance. Subsequent to the purchase of all outstanding limited partnership units on November 5, 2011, the financial risks were managed according to objectives, targets and policies in place at the parent company. Risk management strategies, policies and limits have been designed to ensure the risk exposures were managed within the Partnership’s business objectives and risk tolerance. The Partnership’s risk management objective is to protect and minimize volatility in cash provided by operating activities and distributions therefrom.

Market risk

Market risk is the risk of loss that results from changes in market factors such as commodity prices, foreign currency exchange rates, interest rates and equity prices. The level of market risk to which the Partnership is exposed at any point in time varies depending on market conditions, expectations of future price or market rate movements and composition of the Partnership’s financial assets and liabilities held, non-trading physical assets and contract portfolios. Commodity price risk management and the associated credit risk management are carried out in accordance with Partnership’s financial risk management policies, as approved by management of the Parent and its Board of Directors.

To manage the exposure related to changes in market risk, the Partnership uses various risk management techniques including the use of derivative instruments. Derivative instruments may include financial and physical forward contracts. Such instruments may be used to establish a fixed price for an energy commodity, an interest bearing obligation or an obligation denominated in a foreign currency. Prior to the sale of the Partnership, market risk exposures were monitored regularly against approved risk limits and control processes were in place to monitor that only authorized activities were undertaken. Subsequent to the acquisition, the market risk associated with the Partnership is monitored in the context of the consolidated parent company. The parent

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

tabular amounts in millions of Canadian dollars)

company also utilizes derivative instruments to mitigate market risk, however no new instrument were entered into from the period of November 5, 2011 and December 31, 2011.

The sensitivities provided in each of the following risk discussions disclose the effect of reasonably possible changes in relevant prices and rates on net income at the reporting date. The sensitivities are hypothetical and should not be considered to be predictive of future performance or indicative of earnings on these contracts. The Partnership’s actual exposure to market risks is constantly changing as the Partnership’s portfolio of debt, foreign currency and commodity contracts change. Changes in fair value based on market variable fluctuations cannot be extrapolated as the relationship between the change in the market variable and the change in fair value may not be linear. In addition, the effect of a change in a particular market variable on fair values or cash flows is calculated without considering interrelationships between the various market rates or mitigating actions that would be taken by the Partnership.

Commodity price risk

•                        The Partnership is exposed to commodity price risk as part of its normal business operations, particularly in relation to the prices of electricity, natural gas and coal. The Partnership actively manages commodity price risk by optimizing its asset and contract portfolios in the following manner: The Partnership commits substantially all of its power supply to long-term fixed price PPAs which limits the exposure to electricity prices;

•                        The Partnership purchases natural gas under long-term fixed price supply contracts to reduce the exposure to natural gas prices on certain of its natural gas fired generation plants; and

•                        The Partnership has entered into certain PPAs whereby the counterparty bears the variable costs linked to the price of natural gas or coal.

•        The Partnership enters into natural gas physical and financial contracts in order to lock in a margin.

The following represents the sensitivity of net income to derivative instruments that are accounted for on a fair value basis. As at December 31, 2012, with all other variables unchanged, a $1.00/GJ increase (decrease) in the natural gas price is estimated to increase (decrease) net income by approximately $18.9 million pre-tax and other comprehensive income by approximately $22.7 million pre-tax. This assumption is based on the volumes or position held at December 31, 2012.

Foreign exchange risk

The Partnership is exposed to foreign exchange risk on its net investment in self-sustaining foreign operations. The risk is that the Canadian dollar value of the US dollar net investment in self-sustaining foreign operations will vary as a result of the movements in exchange rates.

The Partnership’s foreign exchange management policy is to manage economic and material transactional exposures arising from movements in the Canadian dollar against the US dollar. The Partnership’s foreign currency exposure arises from anticipated US dollar denominated cash flows from its US operations and from debt service obligations on US dollar borrowings. Prior and subsequent to the sale of the Partnership, foreign currency risks are managed through the Parent’s central Treasury function. Prior to the sale of the Partnership, foreign exchange risk was managed by considering naturally occurring opposite movements wherever possible and then managing any material residual foreign currency exchange risks according to the policies approved by the management of the Parent and its Board of Directors. Subsequent to the sale of the Partnership, foreign currency risk is managed in the context of the foreign currency risks associated with the parent company.

The Partnership continues to utilize foreign currency forward contracts to fix the Canadian currency equivalent of its US currency expected cash flows thereby reducing its anticipated US denominated transactional exposure. At December 31, 2012, US$176.5 million of future anticipated net cash flows from its US plants were economically hedged for 2012 to 2016 at a weighted average rate of $1.14 per US $1.00.

At December 31, 2012, holding all other variables constant, a $0.10 strengthening (weakening) of the Canadian dollar against the US dollar would increase (decrease) net income by approximately $9.0 million pre-tax as a result of changes in the fair value of foreign exchange contracts.

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

Interest rate risk

The Partnership is exposed to changes in interest rates on its cash and cash equivalents and floating rate short- term and long-term obligations. The Partnership is exposed to interest rate risk from the possibility that changes in the interest rates will affect future cash flows or the fair values of its financial instruments. In some circumstances, floating rate funding may be used for short-term borrowings and other liquidity requirements. At December 31, 2012 and 2011, the Partnership held no floating rate debt The Partnership may also use derivative instruments to manage interest rate risk. At December 31, 2012 and December 31, 2011 the Partnership did not hold any interest rate derivative instruments. Holding all other variables constant and assuming that the amount and mix of floating rate debt remains unchanged from that held at December 31, 2012, a 100 basis point change to interest rates would not have a material impact on net income and would have no impact on other comprehensive income.

Credit risk

Credit risk is the possible financial loss associated with the inability of counterparties to satisfy their contractual obligations to the Partnership. The Partnership’s counterparty credit risk management policy is established by the management of the parent company and the associated procedures and practices are designed to manage the credit risks associated with the various business activities throughout the Partnership. Credit risk management procedures and practices generally include assessment of individual counterparty creditworthiness and establishment of exposure limits prior to entering into any agreements or transactions with the counterparty. Credit exposures and concentrations are subsequently monitored and are regularly reported to stakeholders on an ongoing basis. Counterparty creditworthiness also continues to be evaluated on an ongoing basis after transactions have been initiated.

We do not believe there is significant credit risk associated with accounts receivable due to payment history.

Credit risk is managed and mitigated through a number of risk mitigation practices such as securing parent (company guarantees to enhance counterparty credit quality and negotiating and obtaining security (such as cash, letters of credit or property) to offset potential losses.

Maximum credit risk exposure

The Partnership has the following financial assets that are exposed to credit risk:

	2012
	Canada	US	Total
Trade and other receivables	$37.8	$31.7	$69.4
Investment in lease and other long-term receivable	—	34.9	$34.9
Derivative instruments - current assets	0.7	—	$0.7
Derivative instruments - non-current assets	10.9	—	10.9
	$49.4	$66.6	$115.9

	2011
	Canada	US	Total
Trade and other receivables	$36.3	$28.3	$64.6
Investment in lease and other long-term receivable	—	71.2	$71.2
Derivative instruments - current assets	—	3.6	$3.6
Derivative instruments - non-current assets	—	15.8	$15.8
	$36.3	$118.9	$155.2

The maximum credit exposure of these assets is their carrying amount. No amounts were held as collateral at December 31, 2012.

Credit quality and concentrations

The Partnership is exposed to credit risk on outstanding trade and other receivables associated with its

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

generation activities including power purchase arrangements, agreements with independent system operators, power and steam sales contracts, energy supply agreements with government sponsored entities, wholesale customers, and trading counterparties. The Partnership is also exposed to credit risk related to its cash and cash equivalents, financial and non-financial derivative instruments assets and long-term financing arrangements.

The credit quality and concentrations of the Partnership’s trade and other receivables and other financial assets, by major credit concentrations are the following:

Cash and cash equivalents

The Partnership has significant credit and performance exposures to financial institutions as they provide committed credit lines and cash deposit facilities, are the primary counterparty of the Partnership’s foreign exchange derivative instruments, and provide letters of credit to mitigate the Partnership’s exposure to certain counterparties. The Partnership manages its credit risk on cash and cash equivalents by dealing with major financial institutions and reviewing each investment vehicle to ensure the underlying credit risk is known

Trade and other receivables and financial derivative instruments

Trade and other receivables are substantially made up of receivables related to the generation and sale of electricity to customers including industrial and commercial customers, independent system operators from various regions and government-owned or sponsored entities and the settlement of financial derivative instruments related to merchant price risk mitigation and trading activities. The Partnership manages its credit risk on these financial assets through its credit adjudication process, dealing with creditworthy counterparties and utilizing the credit risk mitigation practices noted above.

Generation credit risk

The Partnership has exposure to credit risk associated with counterparty default under the Partnership’s PPAs, fuel supply agreements and foreign currency hedges. In the event of a default by a counterparty, existing PPAs may not be replaceable on similar terms as pricing in many of these agreements is favorable relative to their current markets. Credit risk is associated with the ability of counterparties to satisfy their contractual obligations to the Partnership, including payment and performance. Credit risk is managed by making appropriate credit assessments of counterparties on an ongoing basis, dealing primarily with creditworthy counterparties, diversifying the risk by using several counterparties and where appropriate and contractually allowed, requiring the counterparty to provide appropriate security.

The electricity and steam generated at the Partnership’s facilities are sold under long-term contracts to 18 customers. Customers accounting for 10% or more of the Partnership’s revenue in 2012 and 2011 were as follows:

	2012	2011
Ontario Electricity Financial Corporation	35%	28%
British Columbia Hydro and Power Authority	14%	12%

Trade and other receivables

Accounts receivable consist primarily of amounts due from customers including industrial and commercial customers, government-owned or sponsored entities, regulated public utility distributors and other counterparties. The Partnership historically has not experienced credit losses and accordingly has not provided for an allowance for doubtful accounts. The Partnership evaluates the need for an allowance for potential credit losses by reviewing any overdue accounts and monitoring changes in the credit profiles of counterparties. The Partnership manages its credit risk exposures by dealing with creditworthy counterparties and, where appropriate and contractually allowed, taking back appropriate security from the counterparty. The Partnership determines the creditworthiness of counterparties using its own assessments and credit ratings by Standard and Poor’s (S&P) if available.

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

The aging of trade and other receivable at December 31 was:

	2012	2011
Current	$22.3	$1.9
Outstanding 30 - 60 days	—	17.3
Outstanding greater that 90 days	—	1.9
	$22.3	$21.1

Current amounts represent trade and other receivables outstanding zero to 30 days. Amounts outstanding more than 30 days are considered past due.

No material accounts receivable were past due and there was no provision for credit losses associated with these receivables and financial derivative instruments as all balances are considered to be fully recoverable. Accounts receivable are mostly from counterparties with an investment grade rating assigned by S&P.

Liquidity risk

Liquidity risk is the risk that the Partnership will not be able to meet its financial obligations as they come due. The Partnership’s liquidity is managed centrally through the Parent’s Treasury function. The Partnership manages liquidity through regular monitoring of cash and currency requirements by preparing short-term and long-term cash flow forecasts and matching the maturity profiles of financial assets and liabilities to identify financing requirements. The financing requirements are addressed through a combination of committed and demand revolving credit facilities and access to capital markets.

The following are the undiscounted cash flow requirements and contractual maturities of the Partnership’s financial liabilities, including interest payments as at December 31, 2012:

	Less than 1	Between 1-2	Between 2-3	Between 3-4	Between 4-5
	year	Years	Years	Years	Years	Thereafter	Total
Loans and borrowings (1)	$—	$189.0	$—	$—	$149.2	$284.6	$622.9
Interest payments on loans and borrowings	37.0	32.3	25.8	25.8	22.8	238.6	382.3
Accounts payable and accrued liabilities (2)	62.4	—	—	—	—	—	62.4
Total	$99.4	$221.3	$25.8	$25.8	$172.0	$523.2	$1,067.6

(1) Excludes deferred finance costs of $3.6 million

(2) Excludes accrued interest of $11.4 million

The following are the undiscounted cash flow requirements and contractual maturities of the Partnership’s financial liabilities, including interest payments as at December 31, 2011:

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

	Less than 1	Between 1-2	Between 2-3	Between 3-4	Between 4-5
	year	Years	Years	Years	Years	Thereafter	Total
Loans and borrowings (1)	$—	$—	$195.1	$—	$—	$439.8	$634.9
Interest payments on loans and borrowings	36.6	36.6	36.6	25.6	25.6	271.8	432.8
Accounts payable and accrued liabilities (2)	50.3	—	—	—	—	—	50.3
Total	$86.9	$36.6	$231.7	$25.6	$25.6	$711.6	$1,118.0

(1) Excludes deferred finance costs of $4.0 million

(2) Excludes accrued interest of $10.6 million

23.               Capital management

The Partnership’s primary objectives when managing capital are to safeguard the Partnership’s ability to continue as a going concern, pay dividends on the preferred shares of a subsidiary company and to provide stable distributions to its parent company. The Partnership manages its capital structure in a manner consistent with the risk characteristics of the underlying assets. The Partnership considers its capital structure to consist of long-term debt, preferred shares of a subsidiary company and partners’ equity. The following table represents the total capital of the Partnership:

	December 31,	December 31,
	2012	2011
Loans and borrowings	$619.3	$630.9
Preferred shares of a subsidiary company	220.1	220.1
Partners’ equity	458.8	603.3
	$1,298.2	$1,454.3

The Partnership has externally imposed requirements on its capital as a result of certain debt covenants, the most significant of which is maintenance of senior debt to consolidated capitalization ratio of 65% as defined in the debt agreements. For the years ended December 31, 2012 and 2011, the Partnership and its subsidiaries have complied with all externally imposed capital restrictions.

To manage or adjust its capital structure, the Partnership can issue new loans and borrowings, redeem preferred shares, repay existing loans and borrowings or adjust distributions paid to its parent.

24.               Segment information

The Partnership operates in one reportable business segment involved in the operation of electrical generation plants within Canada in British Columbia and Ontario and in the US in California, Colorado, Illinois, New Jersey, New York and Washington State.

The Partnership’s results from operations within each geographic area are:

	Year ended December 31, 2012			Year ended December 31, 2011
	Canada	U.S.	Total	Canada	U.S.	Total
Revenue	$213.1	$221.1	$434.1	$206.8	$298.5	$505.3

Assets
Property, plant and equipment	$534.7	$513.0	$1,047.6	$586.5	$531.6	$1,118.1
Intangible assets	48.1	358.9	407.0	56.8	410.3	467.1
Goodwill	—	23.6	23.6	—	24.1	24.1

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

25.               Interest in joint venture

The Partnership holds a 50.15% interest in the Frederickson power plant. Under the terms of the Partnership’s interest in the Frederickson power plant, each Partner has guaranteed the financial and performance obligations under the joint agreements of up to $40.0 million.

26.               Related party transactions

Prior to the sale of the Partnership, the Partnership and Capital Power Corporation engaged in a number of related party transactions which were in the normal course of business. These transactions were based on contracts and many of the fees were escalated by inflation. Subsequent to the sale of the Partnership, the management and operations agreements were terminated. Subsequent to the acquisition date, the parent company provided $14.0 million to the Partnership in order to fund working capital requirements.

The table below summarizes the amounts of related party transactions included in the calculation of net income for the year ended December 31, 2011.

	December 31,	December 31,
	2012	2011
Transactions with CPC

Revenue	$—	$8.4

Cost of fuel - Greeley natural gas swap contract	—	1.2

Operating and maintenance expense	—	40.7

Administrative and other
Base fee	—	0.8
General and administrative costs	—	8.7
Retention incentive	—	0.8
Manager contract termination	—	10.0
	—	20.3

Distributions	—	24.1

Sale of the Partnership

In connection with the sale of the Partnership (note 4), the management contracts between Capital Power Corporation and the Partnership were terminated for cash consideration of $10.0 million, which has been recorded in the statement of operations for the year ended December 31, 2011. Additionally, the Partnership incurred $0.8 million in incentive retention costs.

Sale of North Carolina Assets

Prior to the sale of the Partnership and outside of the normal course of business, the Partnership sold its Roxboro and Southport facilities located in North Carolina (“North Carolina Assets”) to an affiliate of Capital Power Corporation for approximately $121.4 million. In connection with the sale, the Partnership recorded a $0.5 million gain on sale of the assets.

Greeley natural gas swap contract

The Partnership has entered into a three year natural gas swap contract with CPC to cover most of the anticipated natural gas supply for Greeley. This agreement expired on November 1, 2011.

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

Operating and maintenance

The Partnership paid CPC a fee for services related to the operation and maintenance of the power plants under the Management and Operations Agreements. The annual fees were payable on an equal monthly basis. The annual fees for the Canadian plants and two US plants were annually adjusted for inflation. The annual fees for the other US plants were determined using a cost recovery basis. The agreement ended after the acquisition ended after the 2011 acquisition by Atlantic Power.

Base and incentive fee

The Partnership paid CPC a base fee and an incentive fee under the Management and Operations Agreements in each fiscal year of the Partnership. The base fee was equal to 1% of the Partnership’s annual cash distributions. The incentive fee was equal to 10% of annual distributable cash flow greater than $2.40 per unit. Annual distributable cash flow is defined as cash flow from operating activities before changes in non-cash operating working capital plus dividends from PERH less scheduled debt repayments and maintenance capital. The agreement ended after the acquisition ended after the 2011 acquisition by Atlantic Power.

Enhancement fee

CPC could curtail operations of the Ontario power plants and re-sell contracted natural gas at market prices, rather than produce off-peak power at lower rates. CPC was entitled to receive an enhancement fee equivalent to 35% of the incremental profit. The agreement ended after the acquisition ended after the 2011 acquisition by Atlantic Power.

General and administrative costs

The Partnership paid CPC a fee related to the salaries and wages for management and administration employees for the US plants. The fee was payable monthly on a cost recovery basis. The Partnership also paid a fee to CPC for Canadian support staff costs for public entity services required per the Management and Operations Agreements. The annual fee was payable on an equal monthly basis and was adjusted annually for changes in salary costs. The agreement ended after the acquisition ended after the 2011 acquisition by Atlantic Power.

Distributions

During the year ended December 31, 2011, the Partnership made cash distributions to CPC in the amount proportionate to its ownership interest. The Partnership distributed approximately $24.1 million to CPC during 2011. There was no distribution to CPC for year ended December 31, 2012.

Transactions with Atlantic Power Corporation

Sale of the Partnership

At the close of the sale of the Partnership on November 5, 2011, Atlantic Power paid down the outstanding $105.4 million credit facility on behalf of the Partnership. The Partnership issued a promissory note in the same amount to Atlantic Power as consideration for the credit facility payment. The promissory note was settled as a $105.4 million capital contribution by the issuance of 5.6 million Partnership units to Atlantic Power.

The Partnership sold the North Carolina Assets to an affiliate of Capital Power Corporation for cash proceeds of $121.4 million. These proceeds were distributed as a return of capital to Atlantic Power on the date of the sale of the Partnership.

Related party payables and receivables

Subsequent to the sale of the Partnership, Atlantic Power Corporation provided $14.0 million of cash to the Partnership in order to fund its working capital requirements. This was recorded as a related party payable of $14.0 million at December 31, 2011 in the consolidated statements of financial position. At December 31, 2012, related party payables and receivables are $20.6 million and $6.1 million, respectively.

Payables and receivables to Atlantic Power Corporation do not bear interest, are unsecured, and are regularly settled in cash.

Operations and management

The day-to-day management of the Partnership is the responsibility of Atlantic Power. The Partnership is

Atlantic Power Limited Partnership

Notes to Consolidated Financial Statements

(tabular amounts in millions of Canadian dollars)

charged for the salaries, benefits and expenses of Atlantic Power and its affiliates attributable to the Partnership’s operations on a cost recovery basis. For the years ended December 31, 2012 and 2011, charges from Atlantic Power and its affiliates totaled approximately $36.9 million and $3.5 million, respectively.

27.               Commitments and contingencies

The North Bay, Kapuskasing and Nipigon plants operate under fixed long-term natural gas supply contracts and natural gas transportation contracts with built-in annual escalators. The contracts expire at various dates through December 31, 2022. These contracts cover substantially all of the fuel requirements for these plants for the term of the agreements. Any remaining fuel requirements of the power plants’ fuel costs, are purchased at current market prices. Morris operates under a long-term natural gas transportation contract expiring in 2013.

As of December 31, 2012 the Partnership’s future purchase obligations were estimated as follows, based on existing contract terms and estimated inflation.

2013	70.7
2014	74.1
2015	73.9
2016	75.6
2017	10.9
Thereafter	54.8
$360.0

On May 29, 2011, our Morris facility was struck by lightning. As a result, steam and electric deliveries were interrupted to our host Equistar. We believe the interruption constitutes a force majeure under the energy services agreement with Equistar. Equistar disputes this interpretation and has initiated arbitration proceedings under the agreement for recovery of resulting lost profits and equipment damage among other items. The agreement with Equistar specifically shields Morris from exposure to consequential damages incurred by Equistar and management expects our insurance to cover any material losses we might incur in connection with such proceedings, including settlement costs. Refer to note 28 for recent events concerning this arbitration.

The Partnership and its subsidiaries are subject to various legal claims that arise in the normal course of business. Management believes that the aggregate liability of the Partnership arising from these claims is immaterial and therefore no provision has been made.

28.               Subsequent Events

The arbitration with Equistar regarding interruption of steam and electricity delivery (refer to note 27) was settled in April 2013 for US$ 6.5 million. The entire amount was covered by insurance.

29.               Significant subsidiaries

Atlantic Power GP Inc.

Atlantic Power Preferred Equity Ltd.

Atlantic Power (Coastal Rivers) Corporation

Atlantic Power (Williams Lake) Ltd.

AP (Curtis Palmer) LLC

Atlantic Power (US) GP

Atlantic Power Enterprises LLC

AP Power Holdings Inc.

Atlantic Power USA LLC

Atlantic Power USA Holdings LLC

Atlantic Power USA Ventures LLC